Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 21, 2009 (the “Effective Date”) by and between RUCKUS WIRELESS, INC., a Delaware corporation (the “Company”), and Bart Burstein (“Employee”). As of the Effective Date, this Agreement amends, restates and supersedes in its entirety the employment agreement entered into between Employee and the Company dated August 1, 2005 (as amended on December 31, 2008, the “Prior Agreement”).

WHEREAS, Employee has special skills and abilities in the management of sales and business development for technology-related enterprises;

WHEREAS, the Company desires to continue to employ Employee as its Vice President of Product Management and Business Development and Employee is willing to continue such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Employee wish to further clarify the terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

1.	Effectiveness of Agreement and Employment of Employee.

1.1 Effectiveness of Agreement. This Agreement shall become effective as of the Effective Date and shall continue in effect until Employee’s employment is terminated as provided herein.

1.2 Employment by the Company.

(a) The Company hereby continues to employ Employee as its Vice President of Product Management and Business Development, and Employee hereby accepts such employment with the Company. Employee shall report to the Chief Executive Officer of the Company (“CEO”), and shall perform such duties and services for the Company commensurate with such position, and such additional duties as may be designated from time to time by the CEO.

(b) Employee shall perform his duties hereunder at the Company’s headquarters in Sunnyvale, California; provided, however, that Employee shall be required to frequently travel on business in connection with the performance of his duties hereunder. Employee shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Employee’s position, title, reporting relationship, office location, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

2.	Compensation and Benefits.

2.1 Salary. The Company shall pay Employee for his employment services a base salary of $17,916.67 per month, which is equal to $215,000.00 on an annual basis (the “Company Base Salary”). Such Company Base Salary may be adjusted from time to time in the sole discretion of the Company. The Company Base Salary shall be payable in equal installments, no less frequently than semi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Benefits. Employee shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and retirement plans or programs of the Company now existing or hereafter established offered generally to the Company’s senior employees, to the extent that he is eligible under the terms, conditions and limitations of the operative benefit plans or programs.

2.3 Expenses. Pursuant to the Company’s customary policies and practices in force at the time of payment, Employee shall be reimbursed against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder. Employee must submit any request for reimbursement together with appropriate receipts and documentation no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A shall be made no later than the end of the calendar year following the calendar year in which Employee incurs such business expense.

2.4 Vacation. Employee shall be entitled to vacation time consistent with the Company’s vacation policies and practices. The date or dates of such vacations shall be selected by Employee having reasonable regard to the business needs of the Company, and must be approved in advance by the CEO.

3.	Nature of Employment.

3.1 At- Will Employment. Employee’s employment with the Company shall at all times be “at will,” which means that either Employee or the Company may terminate Employee’s employment at any time upon notice to the other, with or without Cause (as defined below) and with or without advance notice. Any contrary representations that may have been made or may be made to the Employee at any time shall be superseded and governed by this Section 3.1. This Agreement shall constitute the full and complete agreement between

Employee and the Company on the “at will” nature of Employee’s employment, which may only be changed in an express written agreement signed by Employee and a duly authorized officer of the Company.

4.	Stock Option.

4.1 Option Grant. This Agreement does not alter or affect the stock option previously granted to Employee to purchase 375,000 shares of the Company’s common stock on September 30, 2005 (the “Stock Option”), subject to the terms of the Ruckus Wireless, Inc. (formerly Video54 Technologies, Inc.) 2002 Stock Plan (the “Plan”), Notice of Stock Option Grant and the Company’s standard form of stock option agreement (collectively, the “Stock Grant Documents,” copies of which are attached hereto as Exhibit A), which documents must be executed as a condition of the exercise of the Stock Option. Employee will be eligible to receive future grants of options to purchase shares of the Company’s common stock at the sole discretion of the Board.

5.	Termination.

5.1 Termination by the Company for Cause.

(a) Employee’s employment may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Employee other than (i) the payment of Employee’s earned and unpaid Company Base Salary, and accrued and unused vacation, and (ii) Employee shall not be entitled to any additional rights or vesting or lapse of forfeiture restrictions with respect to the Stock Option following the effective date of such termination.

(b) For all purposes under this Agreement, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within 30 days after written notice from the Board of such breach (provided that, written notice only must be provided if the breach is reasonably susceptible to being cured); (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Confidentiality Agreement (as defined below).

5.2 Death and Disability.

(a) If Employee’s employment with the Company is terminated due to the death of Employee or Employee becoming Disabled (as defined below), and if Employee’s termination from the Company constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (such death or disability termination, a “Disability Termination”), then the Company shall provide the following termination benefits to Employee or Employee’s estate as his sole termination or severance benefits, provided that Employee’s or his estate’s entitlement to the following termination benefits shall be conditioned upon Employee’s (or his estate’s) execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company within 60 days following his termination date (such deadline, the “Release Deadline”), and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if the Release does not become effective by the Release Deadline, Employee (or his estate) will forfeit any rights to the severance payments under this Section 5.2(a):

(i) Continuation of Employee’s then-current base salary for the first 90 days following the termination date (such 90 day period, the “Applicable Period”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance he would have been paid had the payments commenced on his termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

(ii) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of his COBRA premiums during the Applicable Period to the extent his COBRA premiums exceed the costs previously paid by Employee while employed by the Company for his group health insurance coverage, provided, however, that Employee’s reimbursement for his COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer; and

(iii) the Stock Option shall be subject to accelerated vesting, effective as of the termination date, in an amount equal to the number of shares that would otherwise have vested over the three-month period following the date of termination if Employee had remained employed during such three-month period.

(b) For purposes of this Agreement, Employee shall be “Disabled” if (i) Employee becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the essential functions of his position with or without reasonable accommodation for a period in excess of 90 days in any consecutive 12 month period, (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is mentally or physically disabled so as to be unable to regularly perform the essential functions of his position with or without reasonable accommodation and such condition is expected to be of indefinite or permanent duration, or (iii) he is deemed “disabled” for purposes of any long term disability insurance policy maintained by the Company for Employee.

5.3 Termination by the Company Without Cause. Employee’s employment may be terminated at any time by the Company without Cause. If the Company terminates Employee’s employment without Cause (an other than as a result of his death or Disability) and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Termination Without Cause”), then the Company shall provide the following severance benefits to Employee as his sole severance benefits, provided that Employee’s entitlement to such severance benefits shall be conditioned upon Employee’s execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.3:

(a) Continuation of Employee’s then-current base salary for the Applicable Period (such amounts, the “Severance Payments”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance he would have been paid had the payments commenced on his termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

(b) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of his COBRA premiums during the Severance Period to the extent his COBRA premiums exceed the costs previously paid by Employee while employed by the Company for his group health insurance coverage, provided, however, that Employee’s reimbursement for his COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer (the “COBRA Payments”); and

(c) If the termination occurs at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer (both as defined in Section 5.5), the Stock Option shall be subject to accelerated vesting, effective as of the termination date, in an amount equal to the number of shares that would otherwise have vested if Employee had remained an employee of the Company for two (2) years following the date of termination (the “Two Year Option Acceleration”).

5.4 Termination by Employee for Good Reason.

(a) Employee may terminate his employment with the Company for Good Reason (as defined below). If Employee terminates his employment with the Company for Good Reason at any time and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Good Reason Termination”), and if Employee (i) executes and delivers to the Company an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) Employee promptly resigns from all of his positions with the Company, Employee then shall be entitled to the Severance Payments and the COBRA Payments, with payments made on the schedules set forth in Section 5.3; provided, if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.4(a). In addition, if Employee terminates his employment with the Company for Good Reason at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer and he is otherwise entitled to receive the Severance Payments and the COBRA Payments under this Section 5.4, he will also be entitled to receive the Two Year Option Acceleration.

(b) For purposes of this Agreement, the term “Good Reason” shall mean Employee’s termination of his employment due to and within sixty (60) days after the initial occurrence of any of the following conditions or events occur without his consent, if such conditions or events remain in effect more than thirty (30) days after Employee provides written notice to the Company (the “Notice”) of his intention to terminate his employment for Good Reason which Notice includes specific details of the conditions or events constituting Good Reason; provided, however, that Employee may not terminate for Good Reason if the Company has remedied the condition specified in the Notice within thirty (30) days following receipt of the Notice:

(i) any material breach by the Company of its obligations to Employee under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by Employee, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Company within such period and may be corrected within a reasonable period thereafter; or

(ii) if there has been an Acquisition or Asset Transfer, a material reduction in Employee’s position, duties and responsibilities with the Company (or a successor company) following such Acquisition or Asset Transfer.

5.5 Definitions of Acquisition and Asset Transfer.

(a) For purposes of this Agreement, an “Acquisition” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided however that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) For purposes of this Agreement, an “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

5.6 Application of Section 409A. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments provided herein upon a separation from service constitute “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the severance payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedules set forth above.

6.	Confidentiality Agreement.

6.1 As a condition of Employee’s continued employment, Employee agrees to continue to abide by the Proprietary Information and Inventions Agreement that he signed, a copy of which is attached as Exhibit B (the “Confidentiality Agreement”).

7.	Company Policies.

7.1 Employee’s employment relationship will be governed by the general employment policies and practices of the Company, and Employee agrees to abide by all such policies, practices and procedures, written and unwritten, as they may from time to time be adopted or modified by the Company at its sole discretion.

8.	Outside Activities.

8.1 Except for any commitments consented to in writing by the CEO or listed in this paragraph, Employee will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder. Relationships with: Bridgewater Systems, Core Mobility, Tail-f are allowed outside activities

8.2 During Employee’s employment, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company’s interests, business or prospects, financial or otherwise, except as permitted by Section 8.3.

8.3 During the term of Employee’s employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that

Employee may own, as a passive investor, securities of any competing public corporation, so long as Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation and any ownership interest in a competitor is disclosed in writing to the CEO.

9.	Former Employment.

9.1 Employee represents and warrants that Employee’s employment by the Company has not conflicted and will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other contractual relationship with any third party. Employee further represents and warrants that during Employee’s employment, he has not been in unauthorized possession or control of confidential materials or information arising out of prior employment, consulting, or other third party relationships, and that Employee has not, and will not, make unauthorized use or disclosure of any such materials or information in the course of Employee’s employment with the Company. Employee further warrants that during his period of employment, and by entering into this Agreement with the Company, Employee has not and is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer.

9.2 If Employee should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company’s business, Employee will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party. During Employee’s employment by the Company, Employee has used, and in the future will use, in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry, which Employee is legally authorized to use, which is otherwise legally in the public domain, or which is obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

10.	Notices.

Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) if to the Company:

Ruckus Wireless, Inc.

880 W. Maude Ave

Suite 101

Sunnyvale, CA 94085

Attention: Chief Executive Officer

(b) if to Employee at the address set forth on the signature page of this Agreement.

Any notice shall be deemed given when actually delivered to such address, or 3 days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

11.	Miscellaneous.

11.1 Representations and Covenants of Employee. In order to induce the Company to enter into this Agreement, Employee makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Employee is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude his from fulfilling all of the terms and conditions of this Agreement.

(b) Employee, during his past employment, and during his future employment, shall use his best efforts to disclose to the Board in writing or by other effective method any information known by his and not known to the Board that he reasonably believes would have any material impact on the Company.

11.2 Entire Agreement. This Agreement, with the Stock Grant Documents and the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between the Company and Employee, whether oral, written or implied. Any amendment or modification of the terms of this Agreement (other than such modifications expressly reserved to the Company’s discretion in this Agreement), require a written amendment to the Agreement approved by the Board and signed by Employee and a duly authorized officer of the Company. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

11.3 Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

11.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by Employee, except that the benefits specified in Section 5.2 shall pass upon Employee’s death to Employee’s executor or administrator to the extent applicable.

11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such State.

11.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

11.9 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

11.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

11.11 Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States

11.12 Alternate Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Employee and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and its enforcement, application, interpretation, performance, or execution, Employee’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear all JAMS’ arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RUCKUS WIRELESS, INC.

By:	/s/ Selina Lo

Name:	Selina Lo
Title:	Chief Executive Officer

EMPLOYEE

/s/ Bart Burstein
Name:	Bart Burstein

Exhibit A –Form of Stock Grant Documents

Exhibit B – Confidentiality Agreement

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

FORM OF STOCK GRANT DOCUMENTS

EXHIBIT B

CONFIDENTIALITY AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(California employees only)

The following confirms and memorializes an agreement that Video54 Technologies, Inc., a Delaware corporation (the “Company”) and I (Bart Burstein) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. If I have not listed anything on Appendix B, I represent and warrant that there is nothing created by me prior to my employment that relates in any way to Company’s actual or proposed business. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. Company acknowledges allowed external activities documented in Employment Agreement or otherwise agreed.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

August 1, 2005	Employee

/s/ Barton Burstein
Signature

Barton Burstein
Name (Printed)

Accepted and Agreed to:
Video54 Technologies, Inc.

By	/s/ Nancy Enzminger

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER